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                                                                 EXHIBIT 10.20

*Certain information in this document has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                    TECHNOLOGY PRODUCT DEVELOPMENT AGREEMENT
                    IMMERSION CORPORATION AND LOGITECH, INC.

        This Technology Product Development Agreement (the "Agreement") between Immersion Corporation, a California corporation, with principal offices in San Jose, California (hereinafter "Immersion") and Logitech Inc., a California corporation, with principal offices in Fremont, California (hereinafter "Logitech"), is entered into as of April 13, 1998 (the "Effective Date").

                                    RECITALS

        WHEREAS, Logitech and Immersion desire to establish a mutually beneficial business relationship and to develop, verify and launch under their best efforts high quality and competitively priced "FEELit Mouse" force-feedback Planar Force Feedback Cursor Control Devices; and,

        WHEREAS, Immersion is in the business of developing certain computer peripheral force feedback industrial, business, gaming, arcade and medical devices, and represents it is the owner and/or licensee of certain know-how, trade secrets and issued or pending patents; and,

        WHEREAS, Logitech is in the business of developing, manufacturing and distributing software and electrical computer peripheral devices such as input data, gaming, and control devices including, but not limited to, Planar Force Feedback Cursor Control Devices, and represents it is the owner and/or licensee of certain know-how, trade secrets and issued or pending patents; and,

        WHEREAS, Logitech desires to develop internally and with third parties, use, manufacture and distribute Planar Force Feedback Cursor Control Devices which utilize FEELit Mouse technology.

        NOW, THEREFORE, in consideration of the promises and agreements set forth below and the other consideration cited herein, the parties agree as follows:

1.      PURPOSE AND SCOPE OF THE AGREEMENT

        1.1 PURPOSE. The purpose of this Agreement is to expressly define the terms and conditions of Logitech's and Immersion's business relationship with respect to force-feedback Planar Force Feedback Cursor Control Device projects.


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        1.2    SCOPE. The scope of this Agreement encompasses Immersion's and
               Logitech's respective development, service and support rights and obligations regarding Planar Force Feedback Cursor Control Device projects provided for herein.

2.      DEFINITIONS

        In this Agreement, including the Exhibits hereto, the following words and expressions shall have the following meanings:

        2.1 AFFILIATES. This means any corporation or business entity which is controlled by, controls, or is under common control of a Party. For this purpose, the meaning of the word "control" shall include, without limitation, direct or indirect ownership of more than fifty percent (50%) of the voting shares of interest of such corporation or business entity.

        2.2 DEFECT. This means, with respect to any non-software Deliverable, failure to materially conform to the applicable then-current Specifications for such non-software Deliverable.

        2.3 DEFECT CORRECTION. This means either a modification or addition that eliminates or works around a Defect in a non-software Deliverable so as to cause the non-software Deliverable to comply with the applicable then-current Specification.

        2.4 DELIVERABLES. This means the various deliverables, which are tangible implementations or items, including interim deliverables or final prototype deliverables, identified as such and described in Exhibit B ("Development Schedule"), or any subsequent development schedule attached hereto by amendment.

        2.5 ENHANCEMENT OR ENHANCEMENTS. This means any force-feedback modification or addition made by Immersion under the terms of
               Section 6.7 ("Other Development") and Section 7.2 ("Enhancements by Immersion"), for the Planar Force Feedback Cursor Control Field of Use, and which is a tangible implementation, other than a Defect Correction or Error Correction, that when incorporated into the Planar Force Feedback Cursor Control Device, materially reduces the product cost of a Planar Force Feedback Cursor Control Device, or materially changes the functional capability, or form factor.

        2.6 ERROR. This means, with respect to any software Deliverable, failure of any such software Deliverable to materially conform to the applicable then-current Specification for such software Deliverable.

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        2.7    ERROR CORRECTION. This means either a modification or addition that eliminates or works around an Error in the software Deliverable so as to cause the software Deliverable to comply with the then-current Specification.

        2.8 FEELIT MOUSE PRODUCT. This means the final production version of the mouse described in the first Exhibit A ("Specifications") which utilizes and/or contains Immersion Product Model Technology, including but not limited to the applicable Immersion Software, documentation, Defect Corrections and Error Corrections thereto.

        2.9 FINAL PROTOTYPE. This means a Deliverable which is the final functional form of the Planar Force Feedback Cursor Control Device, if any, including software and hardware, produced by Immersion under a development schedule, which prototype serves as a model for the final production version of the Planar Force Feedback Cursor Control Device, if any, and which conforms to the applicable Specification.

        2.10 IMMERSION PRODUCT MODEL TECHNOLOGY. This means that subset of Immersion Technology delivered as a Deliverable under the terms of a development schedule, or as an Enhancement or New Technology, which is actually utilized in or in connection with and/or embedded in the final production version of the FEELit Mouse Product, any subsequent Product Model of the FEELit Mouse Product or any Product Model of any Planar Force Feedback Cursor Control Device.

        2.11 IMMERSION SOFTWARE. This means the driver software and computer firmware subset of the Immersion Product Model Technology actually utilized in or in connection with and/or embedded in the final production version of the FEELit Mouse Product, any subsequent Product Model of the FEELit Mouse Product or any Product Model of any Planar Force Feedback Cursor Control Device that acts as an interface to and controls the FEELit Mouse Product, any subsequent Product Model of the FEELit Mouse Product or any Planar Force Feedback Cursor Control Device.

        2.12 IMMERSION TECHNOLOGY. This means any and all technology created or acquired by Immersion, or licensed to Immersion by third parties, including but not limited to software created by employees or consultants of Immersion, (i) first developed or reduced to practice before or after the Effective Date solely by Immersion independent of the scope of the work under this Agreement or (ii) first developed or reduced to practice after the Effective Date and within the scope of a Deliverable developed solely by Immersion (a) under a development schedule in effect under the terms of this Agreement, (b) as an Enhancement or (c) as New Technology.


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        2.13   INTELLECTUAL PROPERTY LICENSE AGREEMENT. This means the
               Intellectual Property License Agreement between Immersion and Logitech dated the same date as this Agreement.

        2.14 JOINT TECHNOLOGY. This means any and all technology created and/or invented jointly by Immersion and Logitech employees or consultants after the Effective Date and within the scope of development of the FEELit Mouse Product or any Planar Force Feedback Cursor Control Device and/or any Enhancements under the terms of this Agreement. The term "Joint Technology" specifically excludes Immersion Technology and Logitech Technology.

        2.15 LOGITECH PRODUCT MODEL TECHNOLOGY. This means that subset of Logitech Technology which is actually utilized in or in connection with and/or embedded in the final production version of the FEELit Mouse Product, any subsequent Product Model of the FEELit Mouse Product or any Product Model of any Planar Force Feedback Cursor Control Device.

        2.16 LOGITECH TECHNOLOGY. This means any and all technology created or acquired by Logitech, or licensed to Logitech by third parties, including but not limited to software created by employees or consultants of Logitech (i) first developed or reduced to practice before or after the Effective Date solely by Logitech independent of the scope of the work under this Agreement or (ii) first developed or reduced to practice after the Effective Date solely by Logitech and within the scope of a development schedule in effect under the terms of this Agreement.

        2.17 PLANAR FORCE FEEDBACK CURSOR CONTROL FIELD OF USE. This means the market for Planar Force Feedback Cursor Control Devices which are not targeted for use in specific applications or designed for specific applications. The Planar Force Feedback Cursor Device Field of Use does not include the market for products specifically targeted for use in gaming, medical, industrial, human disabilities, military, automotive, scientific and arcade products and applications.

        2.18 PLANAR FORCE FEEDBACK CURSOR CONTROL DEVICE(S). This means (i) a force feedback computer cursor control device having the capability of tracking position of an endpoint in a two dimensional plane and applying two dimensional planar forces upon the user through said endpoint and (ii) one-dimensional force feedback cursor control embodiments, including but not limited to a force feedback roller for "roller mouse" cursor control embodiments. Planar Force Feedback Cursor Control Devices include but are not limited to the FEELit Mouse Product. The endpoint may be a mouse handle, stylus, finger tip receptacle, ball, or other manipulandum that can be moved by the user in two dimensional plane. A Planar Force Feedback Cursor Control Device can be mounted in any housing including but not limited to a housing shared by a


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               keyboard, track ball or other interface peripheral that provides additional functionality. Planar Force Feedback Cursor Control Devices specifically do not include (i) devices that can apply three dimensional forces through the device or (ii) a "Gaming Device" as that term is defined in the Intellectual Property License Agreement between Immersion and Logitech dated April 2, 1997.

        2.19 NEW TECHNOLOGY. This means any force-feedback technology modification or addition made by Immersion, for the Planar Force Feedback Cursor Control Field of Use, other than a Defect Correction or Error-Correction, that when incorporated into a Planar Force Feedback Cursor Control Device, materially changes the utility, efficiency, market value, functional capability or application, and which is developed by Immersion on a non-exclusive basis and made "generally available" for use in Planar Force Feedback Cursor Control Devices in the Planar Force Feedback Cursor Control Field of Use and which is delivered by Immersion to Logitech as a tangible implementation pursuant to the terms of Section 7.4 ("New Technology"). For purposes of this definition, "generally available" shall mean offered under nonexclusive license to any one unaffiliated third party (other than the original third party for whom the technology, modification or addition was originally developed) for use in Planar Force Feedback Cursor Control Devices in the Planar Force Feedback Cursor Control Field of Use.

        2.20 OEM OR OEMS. This means any third party (not including Affiliates) that does not manufacture Planar Force Feedback Cursor Control Devices and that wishes to purchase finished Planar Force Feedback Cursor Control Devices for sale in the Planar Force Feedback Cursor Control Field of Use under its own brand name.

        2.21   PARTY OR PARTIES.  This means Immersion and/or Logitech.

        2.22 PRODUCT LAUNCH. This means the date on which first commercial-level shipping of the FEELit Mouse Product or any Product Model commences to third party unaffiliated customers of Logitech or a Logitech Affiliate.

        2.23 PRODUCT MODEL. This means a single model of the FEELit Mouse Product or any other Planar Force Feedback Cursor Control Device. "Product Model" shall mean each variation of a FEELit Mouse Product or Planar Force Feedback Cursor Control Device which (i) differs by virtue of addition of or alteration through an Enhancement or (ii) constitutes a change in form factor or (iii) incorporates a material change in force-feedback functionality made by a party other than Immersion. Purely cosmetic alterations (e.g., color or styling) to the physical appearance of the FEELit Mouse Product or a Planar Force Feedback Cursor Control Device, or changes that do not alter the force-feedback functionality but reduce manufacturing costs shall not be deemed a Product Model.


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        2.24   QUARTER OR QUARTERS. This means Logitech's yearly fiscal
               quarters. Specifically, Logitech's yearly fiscal quarters begin and end on the following dates: first quarter, April 1 - June 30; second quarter, July 1 - September 30; third quarter, October 1 - December 31; and fourth quarter, January 1 - March 31.

        2.25 ROYALTY BEARING PRODUCT. This means a Planar Force Feedback Cursor Control Device which either (1) incorporates or utilizes Immersion Product Model Technology that is not otherwise made generally available to the public by Immersion without charge or
               (2) is covered by a Licensed Patent as defined in the Intellectual Property License Agreement or by a copyright of Immersion embodied in any Immersion Product Model Technology that is not otherwise made generally available to the public by Immersion without charge generally.

        2.26 SPECIFICATION(S). This means the FEELit Mouse Product specification attached hereto as Exhibit A ("Specification") and each Planar Force Feedback Cursor Control Device specification associated with a development schedule which is attached by amendment to this Agreement.

        2.27   YEAR. This means any full four-Quarter period.

        2.28 Any reference to the words "PURCHASE," "SALE," or "SELL," when used in connection with intellectual property, shall mean license.

3.      EXHIBITS

        The following Exhibits shall be attached hereto and incorporated in their entirety by this reference.

        EXHIBIT A ("Specification"), the Specification, contains the description of the FEELit Mouse Product.

        EXHIBIT B ("Development Schedule"), the Development Schedule, contains the Milestones, Deliverables and Deliverable Due Dates. The parties agree to complete Exhibit B within thirty (30) days of the Effective Date and add such Exhibit B to this Agreement by written amendment within such time period.

        EXHIBIT C ("Change Order Form"), is the Change Order Form.

        EXHIBIT D ("Software License Agreement") is the end user software license agreement.

        EXHIBIT E ("Immersion Packaging Labeling Specification") is the Immersion Packaging Labeling specification.

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4.      TERM

        The initial term of this Agreement shall be for a period of five (5) years commencing on the Effective Date, unless otherwise earlier terminated by the Parties according to the terms of this Agreement. Thereafter, this Agreement shall automatically renew for subsequent two-year periods, unless either party terminates the Agreement by written notice at least one hundred eighty (180) days prior to the end of the initial term or any renewal term.

5.      ENGAGEMENT OF SERVICES

        5.1 PROJECT ASSIGNMENT. Subject to the terms of this Agreement, Immersion and Logitech will render the services and develop the Deliverables described in Exhibit B ("Development Schedule"), based upon Exhibit A ("Specifications"), which development schedule and/or Specification may be modified by the Parties from time to time in accordance with the procedures described in
               Section 6.6 ("Modification of Specification"). Immersion shall dedicate full-time employees of sufficient technical and professional caliber to define, develop, complete and verify the Planar Force Feedback Cursor Control Device it develops with Logitech in accordance with Exhibit B ("Development Schedule"), based on Exhibit A ("Specifications"), and will assist Logitech in launching and supporting the resulting Planar Force Feedback Cursor Control Device in accordance with the terms of Section 7.1 ("Technical Service and Support").

        5.2 PERFORMANCE OF SERVICES. Logitech has selected Immersion to perform the services described in this Agreement based upon Logitech receiving Immersion's personal services. Immersion may not, therefore, subcontract or otherwise assign and delegate its obligations under this Agreement without Logitech's prior written consent.

        5.3 PRESS RELEASE. Each of the Parties agree to credit appropriately the other Party in all press releases, promotions, advertisement and announcements that mention the force feedback Planar Force Feedback Cursor Control Devices. Prior to a Party releasing any information that references the other Party, the publishing Party shall obtain the other Party's prior written approval. The parties shall announce their FEELit Mouse partnership within six months of the Effective Date.

6.      PLANAR FORCE FEEDBACK CURSOR CONTROL DEVICE DEVELOPMENT

        6.1 FUNDING. Logitech shall fund all costs related to its internal development of the Planar Force Feedback Cursor Control Devices. In consideration of the duties and obligations of Immersion with respect to its development obligations hereunder for Logitech, Logitech will pay Immersion on a reasonable time and material basis. Immersion will be liable for all taxes levied against Immersion which arise


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               in connection with Immersion's performance under this Agreement and the payments received from Logitech. Any payment designated as due and payable based upon completion of development of a specified Deliverable(s) and acceptance by Logitech shall not be payable until Logitech's acceptance thereof.


               6.1.1 FEELit MOUSE PRODUCT FUNDING. In consideration of the duties and obligations of Immersion with respect to development pursuant to Exhibit B ("Development Schedule") by Immersion, Logitech will pay Immersion a total amount of three hundred and sixty two thousand dollars ($362,000) (US Dollars) ("Development Fee"), which sum is in addition to the eight thousand dollars ($8,000) to be paid by Logitech to Immersion under the terms of the Parties' Phase 0 Term Sheet, receipt of which previous payment is hereby acknowledged by Immersion. The Development Fee will be payable based on a segmented development schedule with scheduled deliverables as described in Exhibit B ("Development Schedule").

        6.2 DEVELOPMENT MILESTONES. Immersion's development obligation under the terms of this Agreement as described in Exhibit B ("Development Schedule") shall be conducted on a first priority basis. The FEELit Mouse Product development schedule is described with particularity in Exhibit B ("Development Schedule") and the schedule is divided into milestones ("Milestones"), each of which require the delivery of one or more Deliverables on specific Deliverable due dates ("Deliverable Due Dates"). Upon completion of each Milestone associated with a Deliverable under Exhibit B ("Development Schedule") as amended in writing by the Parties from time to time, Immersion shall promptly deliver to Logitech the applicable Deliverable called for under such Milestone. Logitech agrees to promptly complete and deliver to Immersion Deliverables required to be completed and delivered by Logitech pursuant to the terms of Exhibit B ("Development Schedule").

        6.3 DELIVERY AND ACCEPTANCE OF DELIVERABLES BY LOGITECH. Upon completion of each Deliverable, Immersion shall deliver to Logitech such Deliverable, including documentation, if included as part of the Deliverable requirement, for evaluation by Logitech. Logitech shall review, test, and evaluate each Deliverable and where indicated in the Development Schedule, accept or reject each Deliverable in accordance with Exhibit B ("Development Schedule") and make the associated payment, if any, for accepted Deliverables. Logitech shall provide Immersion with written acceptance of each Deliverable (for which acceptance is indicated as a requirement in the Development Schedule), or a written statement of Defects and/or Errors to be corrected within ten (10) business days after such delivery unless a different acceptance time period for a Deliverable is described in Exhibit B ("Development Schedule") or as otherwise mutually agreed upon in a


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               writing signed by the Parties. Immersion shall promptly correct such Defects and/or Errors and return the corrected Deliverables for retesting and reevaluation, and unless otherwise provided for in Exhibit B ("Development Schedule"), Logitech shall within ten
               (10) business days after such redelivery provide Immersion with written acceptance or a statement of Defects and/or Errors to be corrected. The foregoing procedure shall be repeated until Logitech accepts the Deliverable or finally rejects the Deliverable and either terminates the Agreement or the development project related to the unacceptable Deliverable pursuant to Section 12 ("Termination").

        6.4 PROGRAM MANAGERS. Immersion and Logitech shall each appoint a program manager ("Program Manager"). Each Party reserves the right to change such Program Manager, at any time, upon written notice to the other Party. Immersion's appointed Program Manager as of the Effective Date is Ken Martin. Logitech's appointed Program Manager as of the Effective Date is Laurent Plancherel.

        6.5 STATUS MEETINGS. The Parties shall notify each other of any anticipated problems and any indication of delay in fixed or tentative schedules. At least once each month, the Parties shall conference, as mutually agreed, for progress discussions describing in detail the status of the work performed and discussion of possible resolution of any problems which have arisen.

        6.6 MODIFICATION OF SPECIFICATION. Logitech may modify the Specifications at any time during development after consulting with Immersion. If any such modification requires an increase in the time or cost to perform by Immersion, an equitable adjustment shall be negotiated and mutually agreed upon in writing by Immersion and Logitech. Such changes will be implemented only pursuant to a change order form in the form of Exhibit C ("Change Order Form"), signed by both Parties. Such changes will become effective and will be deemed incorporated into the Agreement as an amendment to the applicable exhibit or section of the Agreement. This procedure is used to control the technical configuration of the Deliverables, as well as to control and document costs and schedules. Logitech shall not be liable for any work performed by Immersion which differs from the then-current Specification and/or development schedule prior to such work being authorized in a signed Change Order Form.

        6.7 OTHER DEVELOPMENT. Should Logitech desire to have Immersion design other Planar Force Feedback Cursor Control Devices after the FEELit Mouse Product and/or Enhancements, the Parties will mutually agree in writing upon a supplemental development schedule substantially in the form of Exhibit B
               ("Development Schedule"), and reasonable associated development fees, and an accompanying Exhibit A ("Specifications") and shall amend this Agreement to

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               incorporate such project. Except as provided in Section 7.4 ("New
               Technology"), all terms and conditions of this Agreement, and the Intellectual Property License Agreement including royalty rates set forth in the Intellectual Property License Agreement, Section 3 ("Royalties"), shall apply to any Planar Force Feedback Cursor Control Device developed under this Agreement unless otherwise mutually agreed in writing.


7.      IMMERSION'S POST-DEVELOPMENT OBLIGATIONS

        7.1 TECHNICAL SERVICE AND SUPPORT. Immersion shall provide Logitech with ongoing engineering and technical support up to at least sixty (60) hours per week for the Planar Force Feedback Cursor Control Device, as reasonably requested by Logitech. So long as Logitech has "preferred customer status," Immersion will provide such ongoing engineering and technical support on a first priority basis. If Logitech does not have "preferred customer status", Immersion will continue to provide such ongoing engineering and technical support on an as-available basis without the sixty (60) hour per week minimum commitment. In consideration of any such support, whether on a priority or as-available basis, Logitech shall pay Immersion at a reasonable time and materials rate.

               7.1.1 EXCEPTION. Immersion shall promptly provide Error Corrections without charge for any Errors, including software Errors in any Immersion Software including any firmware.

        7.2 ENHANCEMENTS BY IMMERSION. So long as Logitech has "preferred customer status," and in accordance with Section 6.7 ("Other Development") above, an Enhancement project shall be scheduled on a first priority basis. If Logitech does not have "preferred customer status", Immersion may agree to provide Enhancements under the terms of this Section 7.2 ("Enhancements by Immersion") on a case by case and time available basis but Immersion will be under no obligation to accept an Enhancement project.

        7.3 OEM REFERRAL. Should an OEM contact Immersion concerning manufacture of a Planar Force Feedback Cursor Control Device for the Planar Force Feedback Cursor Control Field of Use, Immersion agrees to direct such OEM to contact Logitech with respect to manufacturing such Planar Force Feedback Cursor Control Device. The obligation of Immersion to direct OEMs to Logitech is independent of Logitech having "preferred customer status" and is not required for such referrals. Logitech agrees that when contacted by any OEM referred by Immersion, Logitech will include Immersion Product Model Technology and/or technology covered by the Licensed Patents as defined in the Intellectual Property License Agreement in any initial proposals or designs for manufacturing a Planar Force Feedback Cursor Control Device for such OEM. If Logitech's proposal or


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               design incorporating Immersion Product Model Technology and/or technology covered by the Licensed Patents as defined in the Intellectual Property License Agreement is accepted, Logitech agrees to make good faith efforts to utilize Immersion Product Model Technology and/or technology covered by the Licensed Patents as defined in the Intellectual Property License Agreement in the Planar Force Feedback Cursor Control Device manufactured for such OEM and to pay royalties therefor to Immersion in accordance with this Agreement. If the OEM in its own discretion elects to reject Logitech's proposal and/or design which incorporates Immersion Product Model Technology and/or technology covered by the Licensed Patents as defined in the Intellectual Property License Agreement, then (i) Immersion agrees and acknowledges that Logitech may manufacture a Planar Force Feedback Cursor Control Device for the OEM without incorporating Immersion Product Model Technology and/or technology covered by the Licensed Patents and (ii) Logitech agrees and acknowledges that Immersion may enter into an agreement with the OEM with respect to Planar Force Feedback Cursor Control Devices in the Planar Force Feedback Cursor Control Field of Use.

        7.4 NEW TECHNOLOGY. So long as Logitech has "preferred customer status", if Immersion develops and decides to make "generally available" and to license, on a nonexclusive basis, to any one unaffiliated third party (other than the original third party for whom the New Technology was originally developed) any New Technology for use in Planar Force Feedback Cursor Control Devices in the Planar Force Feedback Cursor Control Field of Use, Immersion shall provide Logitech with an opportunity to license such New Technology, under the terms of a separate agreement, on a nonexclusive basis and on terms at least as favorable as those upon which such New Technology is offered by Immersion to others, which royalty terms may or may not be as favorable as the royalty terms in the Intellectual Property License Agreement Section 3 ("Royalties"). If Logitech does not have "preferred customer status", Immersion may decide to offer New Technology under the terms of this Section 7.4 ("New Technology") but is not obligated to do so.

        7.5 NOTICE OF IMMERSION MANUFACTURE. Immersion shall provide Logitech with twelve (12) months' written notice prior to commencement by Immersion of distribution of a Planar Force Feedback Cursor Control Device for the Planar Force Feedback Cursor Control Field of Use to be manufactured by Immersion or manufactured by a third party on Immersion's behalf for distribution by Immersion under Immersion's name. Upon expiration of this notice period, Immersion may, but shall no longer be obligated to offer Logitech Enhancements in accordance with Section 7.2 ("Enhancements by Immersion"), may but shall no longer be obligated to offer OEMs to Logitech in accordance with Section 7.3


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               ("OEM Referral"), and may but shall no longer be obligated to provide New Technology under Section 7.4 ("New Technology").

        7.6 LOGITECH PREEMPTION PROTECTION. Provided that Logitech is in compliance with its development obligations under the terms of this Agreement, which will be measured by Logitech making substantial progress toward meeting its milestones as indicated in Exhibit B ("Development Schedule"), Immersion agrees not to enter into an agreement with any third party manufacturer which will permit such third party manufacturer to ship a mouse product for the Planar Force Feedback Cursor Control Field of Use which incorporates similar Immersion Technology as incorporated into the FEELit Mouse Product (a "Similar Product") on or before three
               (3) months after the Product Launch Commitment Date as defined in
               Section 8.4 ("Product Launch Commitment").

        7.7 ADVISEMENT PERIOD. Although Immersion's development relationship with Logitech under the terms of this Agreement is not exclusive, Immersion agrees, during the Advisement Period (as defined below), to provide Logitech with written notice if Immersion enters into an agreement with a third party manufacturer which will permit such third party manufacturer to produce a Similar Product that is scheduled or planned to ship during calendar 1999. Such notice will not identify the third party manufacturer and will not provide details regarding the Similar Product but will simply advise Logitech that such an agreement has been signed. For purposes of this Agreement, the Advisement Period shall be a period which commences on the Effective Date of this Agreement and ends three (3) months after the Product Launch Commitment Date.

8.      LOGITECH'S OBLIGATIONS

        8.1 DEVELOPMENT. Logitech shall (i) work with Immersion to produce each set of Exhibit A ("Specifications") which shall include product features, performance and design criteria, power requirements, schematics, quality requirements, and the preliminary component summary; and Exhibit B ("Development Schedule"), including technical assistance in the development thereof; (ii) review, test and evaluate the Immersion Deliverables for conformance with the applicable Specification, and (iii) deliver the Logitech Deliverables to Immersion for use in development in accordance with Exhibit B ("Development Schedule"). Immersion agrees not to disclose or copy for any purpose Logitech's Specifications and Deliverables without the express written consent of Logitech or in fulfillment of Immersion's obligations under this Agreement.

        8.2    PREFERRED CUSTOMER STATUS.

               8.2.1 REQUIREMENTS. Logitech shall have "preferred customer status" during the first four quarter period (the "Initial Period") following the Product Launch. If the Product Launch falls within the first half of a Quarter, such Quarter will be counted as the first such Quarter. If the Product Launch falls in the second half of a Quarter, the next Quarter will be counted as the first such Quarter. Thereafter, except as provided in Section 7.5 ("Notice of Immersion Manufacture"), for so long as (i) Logitech continues to timely pay royalties to Immersion according to the Intellectual Property License Agreement Section 3 ("Royalties") in an amount equal to at least three hundred twenty thousand dollars ($320,000) ("Minimum Annual Revenue Requirement") per four Quarter period (a "Revenue Period") beginning at the expiration of the Initial Period, payable on a quarterly basis as set forth in
                      Section 8.2.2 ("Minimum Annual Revenue Requirement"); and
                      (ii) Logitech is not distributing (directly or through OEMs) any force-feedback Planar Force Feedback Cursor Control Device which is not a Royalty Bearing Product, Immersion agrees to grant Logitech "preferred customer status." Notwithstanding the foregoing, Logitech may, by written notice given at least thirty (30) days prior to the first day of any given Revenue Period terminate the "preferred customer status" for the upcoming Revenue Period. Upon termination of "preferred customer status" as described herein all of the obligations of Immersion and Logitech, and any provisions in this Agreement, which are contingent upon "preferred customer status" shall be null and void and of no further force or effect upon expiration of the then current four Quarter period. If Logitech does not send a termination notice as permitted herein, the "preferred customer status" will continue for the duration of the upcoming Revenue Period, except as otherwise provided herein. If Immersion does not receive a termination notice from Logitech as provided herein, Immersion will send a notice to Logitech, confirming that no termination notice has been received, within thirty
                      (30) days after the subject Revenue Period commences; however a failure by Immersion to send such notice will not be a material breach and will in no way change Logitech's "preferred customer status."

               8.2.2 MINIMUM ANNUAL REVENUE REQUIREMENT. Each Minimum Annual Revenue Requirement shall consist of four (4) payments of eighty thousand dollars ($80,000) each. Each quarterly payment shall be referred to as a "Quarterly Payment". Each such Quarterly Payment shall be due on the last day of each Quarter ("Preferred Status Quarter") and is payable within forty-five (45) days after the end of each Preferred Status Quarter. Royalties accrued in each Preferred Status Quarter as provided in the

                      Intellectual Property License Agreement Section 3 ("Royalties") shall be credited toward the Quarterly Payments due for such Preferred Status Quarter. If the actual royalties due for the Preferred Status Quarter are less than the Quarterly Payment due, Logitech will submit the actual royalty payment and Logitech will pay the difference between the Quarterly Payment due and the actual royalties due for the Preferred Status Quarter. If the actual royalties due for the Preferred Status Quarter are greater than the Quarterly Payment due, such excess amount shall be credited toward future Quarterly Payments within the same Revenue Period. Actual royalties paid in excess of the Minimum Annual Revenue Requirement for a given Revenue Period will not be applied as a credit toward Quarterly Payments due for Preferred Status Quarters in a later Revenue Period. Should Logitech not timely pay any required Quarterly Payment and fail to make such payment within ten (10) days of receiving written notice from Immersion and unless otherwise agreed to in writing by the Parties, preferred customer status benefits as described in Sections 7.1 ("Technical Services and Support"), 7.2 ("Enhancement by Immersion") and 7.4 ("New Technology") shall no longer be in force or effect, effective as of the date on which such Quarterly Payment was due.

               8.2.3 TERMINATION OF PREFERRED CUSTOMER STATUS. If Logitech terminates its "preferred customer status" by distributing (either directly or through OEMs) a force-feedback Planar Force Feedback Cursor Control Device in the Planar Force Feedback Cursor Control Field of Use which is not a Royalty Bearing Product, Logitech agrees to provide Immersion with six (6) months' prior written notice. Upon expiration of such notice period, (i) Logitech shall no longer be obligated to pay the Quarterly Payments starting on the date the next Quarterly Payment would have come due after the expiration of the six (6) month notice, however, Logitech will submit a pro rata Quarterly Payment for the portion of the Quarter in which the "preferred customer status" was in effect prior to the expiration date of the six (6) month notice which shall be applied in accordance with Section 8.2.2 ("Minimum Annual Revenue Requirement") and (ii) all of the obligations of Immersion and Logitech, and any provisions in this Agreement which are contingent upon "preferred customer status" shall be null and void and of no further force or effect upon expiration of the notice period.

        8.3 DEVELOPER UNITS. Subject to the timely completion of Immersion's development obligations under the terms of this Agreement, Logitech agrees to produce one hundred (100) FEELit Mouse units
               (PVT) at least six (6) months prior to the Product Launch. Immersion shall be responsible for providing such units to software developers in a timely manner.

               8.4 PRODUCT LAUNCH COMMITMENT. Logitech agrees to use reasonable efforts to launch the FEELit Mouse Product with a "Product Availability Date" or "PAD" on or before July 23, 1999 (such date (and not the actual shipment date) shall be referred to as the "Product Launch Commitment Date"). Immersion recognizes that the actual shipment date may be adjusted to a later date due to unforeseen events, manufacturing issues, and/or sourcing issues and that Logitech, by way of this provision, is merely confirming Logitech's commitment of the resources and priority level to make Product Launch by July 23, 1999 a strong possibility. The parties have designated a date in the milestone schedule in Exhibit B ("Milestone Schedule") as the "Design Freeze" date, after which Immersion shall not be responsible for schedule delays resulting from subsequent Logitech changes to the design specification of the FEELit Mouse. Immersion acknowledges that Immersion may be responsible for several time sensitive and critical steps in a given milestone schedule which will need to be completed prior to the Design Freeze date. The parties agree that the Product Launch Commitment Date of July 23, 1999 is dependent upon this Design Freeze date identified in the milestone schedule in Exhibit B ("Milestone Schedule") being met. Therefore, the parties agree that for each day that the Design Freeze is adjusted to a later date substantially due to Immersion's failure to complete milestones which are substantially Immersion's responsibility to complete and substantially within Immersion's control and upon which the Design Freeze date is dependent, the Product Launch Commitment Date will be moved back one day not including weekends.

               8.5 OEM SOLE SOURCE INITIATIVE. The parties intend to negotiate in good faith to sign an OEM Purchase Agreement under which, for the first eighteen (18) months of such agreement, Logitech agrees to purchase all of its peripheral device components requirements which can be met by certain FEELit Mouse Controller Chip and Custom Actuator Core components as defined in the OEM Purchase Agreement.

9.      FINANCIAL TERMS

               9.1 DEVELOPMENT FEES. Development of the FEELit Mouse Product will be funded in accordance with the terms of Section 6.1 ("Funding") and any subsequent development will be funded as provided under the terms of Section 6.7 ("Other Development").

               9.2 NEW TECHNOLOGY ROYALTIES. New Technology will be provided under royalties which are subject to the terms of Section
                      7.4 ("New Technology") and which are mutually agreed upon in writing by Immersion and Logitech.

10.     OWNERSHIP OF TECHNOLOGY

        10.1 IMMERSION TECHNOLOGY. Immersion shall retain ownership of all Immersion Technology (and Immersion Product Model Technology).

        10.2 LOGITECH TECHNOLOGY. Logitech shall retain ownership of all Logitech Technology (and Logitech Product Model Technology).

        10.3 JOINT TECHNOLOGY. All Joint Technology shall be jointly owned by Immersion and Logitech. Exploitation of and subsequent development of Joint Technology, including commercial development and/or licensing, will be by each Party without financial accounting to, or the consent of, the other Party. Each Party agrees to assist the other Party in any reasonable manner to obtain and enforce intellectual property rights with respect to the Joint Technology for the requesting Party's benefit in any and all countries, and each Party agrees to execute, when requested, applications and assignments to the requesting Party and any other lawful documents deemed necessary by the requesting Party to carry out the ownership provisions of this Agreement. If called upon to render assistance under this Section 10.3 ("Joint Technology"), a Party will be entitled to a fair and reasonable fee, in addition to reimbursement of expenses incurred, at the prior written request of the other Party.

        10.4 JOINT TECHNOLOGY COPYRIGHTS. Each Party agrees to execute, upon written request of the other Party, a signed transfer of an undivided one-half interest in any Joint Technology copyright to the other Party (so that the Parties are joint owners of the copyright).

        10.5 JOINT TECHNOLOGY INVENTIONS. Immersion and Logitech will determine whether any Joint Technology inventions were conceived or first actually or constructively reduced to practice within the scope of development of the FEELit Mouse Product, or any Planar Force Feedback Cursor Control Device and/or any Enhancements during the term of the Agreement, and the Parties will discuss the circumstances of the invention. The Parties will discuss whether a patent application should be filed for a particular Joint Technology invention or, in the alternative, the Joint Technology invention should be kept as a trade secret by the Parties. If the Parties mutually agree to file a patent for a particular Joint Technology invention, the Parties will discuss the patent filing details, including but not limited to which Party shall file and prosecute the U.S. and any foreign patent applications. The cost of such filing and prosecution shall be evenly distributed between the Parties. If the Parties cannot mutually agree to file for a patent for a particular Joint Technology invention, such Joint Invention shall be treated as a trade secret by both Parties provided, however, such treatment shall not prevent either party from shipping a product based upon such trade secret. In any case where the Parties mutually agree to file for a patent, the application shall include all inventors and the Parties shall jointly own the patent. Should both Parties agree not to file for a patent such Joint Invention shall be treated as a trade secret by both Parties, provided, however, such treatment shall not prevent either party from shipping a product based upon such trade secret. Assignment of patent(s) issuing from application(s) for Joint Technology inventions shall be made jointly to Immersion and Logitech.

        10.6 SURVIVAL OF JOINT TECHNOLOGY OBLIGATIONS. The obligations set forth in this Section 10 ("Ownership of Technology") shall survive the expiration or termination of this Agreement.

11.     LOGITECH DEVELOPMENT LICENSE TO IMMERSION

        Logitech grants Immersion a non-exclusive license to use the Logitech Technology under Logitech's intellectual property rights, provided to Immersion hereunder for purposes of performing Immersion's development obligations under any development schedule attached to this Agreement, to have and distribute internally Logitech Technology and to modify or copy the materials exclusively for the purpose of performing the development activities required under this Agreement. Immersion's intellectual property license to Logitech with respect to all Deliverables delivered hereunder and all development performed under the terms of this Agreement, with the exception of Joint Technology is described and subject to the terms and conditions of the Intellectual Property License Agreement.

12.     TERMINATION

        12.1 TERMINATION BY LOGITECH WITHOUT CAUSE. Logitech may terminate this Agreement and/or any development project without cause upon sixty (60) days written notice.

        12.2 TERMINATION FOR CAUSE. Immersion may terminate this Agreement and/or any development project by written notice if Logitech materially breaches Section 16 ("Confidentiality") or if Logitech fails to make development payments as provided in this Agreement and any Exhibit B ("Development Schedule"). Immersion's termination shall become effective upon thirty (30) days written notice of breach, provided Logitech fails to cure its breach within the notice period. Logitech may terminate this Agreement upon thirty (30) days written notice if Immersion materially breaches this Agreement and fails to cure its breach during the notice period.

        12.3 EFFECT OF TERMINATION. If either Party terminates this Agreement and/or a development project hereunder, both Parties will stop all work in progress and minimize all related costs (e.g. pending materials orders). If a Party independently elects to proceed with its work in progress it shall be solely responsible for related costs. If Logitech requests that Immersion complete work in progress, Logitech shall be responsible for related costs according to the applicable Exhibit B ("Development Schedule"). If Immersion terminates the Agreement as provided in Section 12.2 ("Termination for Cause"), or Logitech terminates the Agreement or an Exhibit B ("Development Schedule") without cause Logitech shall pay Immersion for Deliverables due and delivered up to the effective date of termination and Logitech shall also pay for development fees then owing under this Agreement based upon a pro rata portion of the number of calendar days elapsed since completion of the last Deliverable for which payment was due and the number of the days between such Deliverable and the next sequent Deliverable for work done for such deliverable. If Logitech terminates this Agreement or an Exhibit B ("Development Schedule") for cause, no further payments shall be due under this Agreement except for Deliverables accepted up to the date of termination. In no event, however, will either Party's liability under this Agreement for any development project of a Planar Force Feedback Cursor Control Device exceed the amounts set forth in the applicable Exhibit B ("Development Schedule"). NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY SORT AS A RESULT OF TERMINATING THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF THE AGREEMENT.

        12.4   THIRD PARTY ACQUISITION OF IMMERSION.

               12.4.1 SPECIAL HANDLING PROVISIONS. In the case of a merger or acquisition where Immersion is not the surviving entity or in the case of a sale of assets by Immersion in accordance with the terms of Section 18.2 ("Succession and Assignment"), Immersion is not required to obtain Logitech's prior approval to assign this Agreement, however, Immersion will provide Logitech with written notice as soon as possible, consistent with and subject to Immersion's obligations of confidentiality with respect to such merger, acquisition or sale of assets transaction. Immersion recognizes that Logitech may have concerns with respect to the assignee of this Agreement ("Assignee") if such Assignee is viewed by Logitech to be a competitor, however, notwithstanding competitive concerns, Logitech may not desire to terminate this Agreement. Immersion therefore agrees to permit Logitech to be able to require that the following "special handling" provisions described in this Section 12.4 ("Third Party Acquisition of Immersion") be implemented if so requested by Logitech, in writing.

               12.4.2 CONFIDENTIAL INFORMATION SPECIAL HANDLING. If Logitech
                      desires to prevent the Assignee from accessing Logitech's confidential information after assignment of this Agreement because such Assignee is viewed by Logitech as a competitor, Logitech may so notify Immersion in writing and Immersion will implement special procedures to keep the Logitech confidential information separate from the Assignee's information and will limit disclosure of the Logitech confidential information to those employees who had previously had access prior to the assignment of the Agreement. In such case, the Logitech confidential information will be stored and used in a separate area in order to limit access to only those former Immersion employees who are authorized to work with such Logitech confidential information. If invoked, such special procedures will be observed for at least ninety (90) days from the date of notice by Logitech so as to give Logitech time to assess the situation, however, Logitech must cancel the special procedures or terminate this Agreement in accordance with Section 12.1 ("Termination by Logitech Without Cause"), effective one year from the date of the written notice which invoked the special procedures unless the Assignee, in its sole discretion, agrees in writing to continue the special procedures, for the mutual benefit of the Parties. Upon Logitech's request Immersion shall return any and all copies of Logitech's confidential information or, at Logitech's option, Immersion shall destroy such copies and notify Logitech in writing when such copies have been destroyed, however if Logitech requests such return or destruction, immersion shall be released from all obligations under this Agreement which Immersion is unable to perform without access to such confidential information, if any.

               12.4.3 TERMINATION OF OBLIGATIONS. After receipt by Logitech of notice from Immersion as described in Section 12.4.1 ("Special Handling Provisions"), Immersion may but shall no longer be obligated to refer OEMs to Logitech in accordance with Section 7.3 ("OEM Referral") and (iii) provide New Technology under Section 7.4 ("New Technology"). For six (6) months after receipt of such notice, Immersion shall continue to provide to End User in accordance with Section 7.2 ("Enhancements by Immersion") on a reasonable (versus priority) commercial basis.

        13. SOURCE CODE ESCROW. Logitech may request Immersion to deposit Source Code materials and if so, then Immersion shall promptly provide to a mutually agreeable escrow agent, under the terms of a mutually agreeable escrow agreement, all Immersion Software source code, drawings, specifications, and other information necessary for Logitech to continue development or support of each Final Prototype or Deliverable described in the applicable Exhibit B ("Development Schedule") ("Source Code Materials"), which is being developed under Exhibit B ("Development Schedule"). Immersion shall promptly deposit any future updates or revisions with the escrow agent. Under the terms of the escrow agreement, the escrow agent shall be instructed to deliver such Source Code Materials to Logitech upon a certification from Logitech that Immersion has become bankrupt and is unable to perform any of its material software development obligations relating to software, including firmware, pursuant to Exhibit B ("Development Schedule") prior to completion of the Final Prototype of any Planar Force Feedback Cursor Control Device and acceptance by Logitech pursuant to the terms of this Agreement and/or fails to perform any of its material software development obligations relating to software, including firmware, pursuant to Exhibit B ("Development Schedule") prior to completion of the Final Prototype of any Planar Force Feedback Cursor Control Device and acceptance by Logitech pursuant to the terms of this Agreement or Logitech terminates the Agreement for cause based on Immersion's failure to perform any of its material software development obligations relating to software, including firmware, pursuant to Exhibit B ("Development Schedule") prior to completion of the Final Prototype of any Planar Force Feedback Cursor Control Device and acceptance by Logitech pursuant to the terms of this Agreement. If Logitech elects to disclose Source Code materials (other than firmware source code designated by Immersion as "Authorized For Modification" pursuant to Section
               2.2.1 of the Intellectual Property License Agreement) to any Affiliate and prior to any disclosure, Logitech shall enter into a written agreement with such Affiliate and such written agreement shall contain terms similar to subsections (i)-(v) below. Logitech will not disclose Source Code material (other than firmware source code designated by Immersion as "Authorized For Modification" pursuant to Section 2.2.1 of the Intellectual Property License Agreement) to any third parties without Immersion's prior written consent. Such disclosures, if any, shall be upon terms similar to subsections (i)-(v) below. The escrow agreement will include the following minimum terms and conditions, which shall not be applicable to the firmware source code that is designated by Immersion as "Authorized For Modification" pursuant to Section 2.2.1 of the Intellectual Property License Agreement, use of which is governed by the Intellectual Property License Agreement:

        (i) Immersion will grant Logitech the right to use the Source Code Materials solely for the purpose of maintaining object code versions of the Immersion Software portion of the Immersion Product Model Technology in the Planar Force Feedback Cursor Control Devices or to continue development or support of the Planar Force Feedback Cursor Control Devices.

        (ii) Logitech will acknowledge and agree that use of the Source Code Materials is furnished to Logitech on a confidential and secret basis for the sole and exclusive use of Logitech, and not for copying, distribution, sale, sublicense or disclosure to third parties except as provided under the Intellectual Property License Agreement signed by the Parties. In the event that Logitech obtains the Source Code Materials pursuant to the terms of the escrow agreement, Logitech will agree that it will not publish, disclose or otherwise divulge the Immersion Source Code to any person, except officers, employees and independent contractors of Logitech who have entered into non-disclosure agreements and need access to the Immersion Source Code Materials to perform their duties. Logitech may make one

               (1) machine-readable copy of the Immersion Source Code Materials solely for backup and archival purposes. Logitech agrees to reproduce and include all copyright and other proprietary notices appearing in or on any and all Immersion Source Code Materials provided to Logitech by the escrow agent on any copy made by Logitech.

        (iii) Logitech will agree to take all necessary steps to prevent unauthorized disclosure of the Immersion Source Code Materials, including but not limited to the following:

                      (a) The building in which Logitech uses the Immersion
               Source Code Materials shall have restricted access twenty-four
               (24) hours a day;

                      (b) The Immersion Source Code Materials shall be used only in a location within such building to which access is further restricted to persons authorized to use the Immersion Source Code;

                      (c) Logitech shall prevent telephone or other remote
               access to the Immersion Source Code Materials from other locations; and


                      (d) The Immersion Source Code Materials shall be installed only on a single computer system which is password protected, and all Immersion Source Code Materials files will be password protected.

(iv) Logitech shall be liable to Immersion or its successor company for all direct and indirect, consequential, special and incidental damages resulting from any unauthorized disclosure by Logitech of the Immersion source code. To the extent, if any this Section 13 ("Source Code Escrow") is inconsistent or conflicts with any provision of this Agreement, this Section 13 ("Source Code Escrow") shall be controlling.

(v) The obligations of this Section 13 ("Source Code Escrow") shall survive any termination or expiration of the escrow agreement.

14.     LOGITECH WARRANTY.

        Logitech represents and warrants that it will not knowingly provide to Immersion any data, specifications, designs or similar information that infringe upon or violate any intellectual property rights of a third party.

15.     TRADEMARK INFRINGEMENT INDEMNIFICATION BY IMMERSION

        Subject to prompt notification by Logitech, cooperation by Logitech and control of all litigation and/or settlement by Immersion, Immersion shall indemnify, defend and hold Logitech harmless from and against any and all claims, damages, liabilities, judgments, settlements, costs and expenses (including reasonable attorneys' fees) suffered or incurred by Logitech arising out of a claim of infringement of any Immersion trademark, service mark, or trade name resulting from the labeling requirement of Intellectual Property License Agreement Section 2.5 ("Label Requirements"). In the case of an infringement or alleged infringement of any such Immersion trademark, service mark, or trade name, Immersion will have the right to require Logitech to stop using such trademark, service mark, or trade name and will provide a new trademark to be used in connection with the Immersion Product Model Technology.

16.     CONFIDENTIALITY.

        16.1 OBLIGATIONS. During the course of this Agreement, each Party may be a disclosing Party (hereinafter called Discloser) for transmitting certain proprietary information to the other Party (hereinafter called Recipient). Recipient agrees to treat as confidential all such proprietary information, including all information, written or oral, relating thereto, including, but not limited to, know how, concepts, techniques, drawings, specifications, processes, computer programs, designs and systems, manufacturing and marketing information, received from Discloser, and Recipient agrees not to publish such information or disclose same to others except to those employees, subcontractors and sublicensees to whom disclosure is necessary to order to carry out the purpose for which such information is supplied. Recipient shall inform such employees, subcontractors and sublicensees of the confidential nature of such information and of their obligation to keep same confidential. Recipient further agrees not to use such proprietary information for Recipient's own benefit or for the benefit of others, other than in accordance with this Agreement, without Discloser's prior written consent, and that all tangible materials, including written material, photographs, discs or other documentation embodying such proprietary information shall remain the sole property of Discloser and shall be delivered to Discloser upon Discloser's request. Upon Discloser's request a Receiving party shall return any and all copies of Discloser's confidential information or, at Discloser's option, the Receiving party shall destroy such copies and notify Discloser in writing when such copies have been destroyed.

        16.2 EXCEPTIONS. The foregoing obligations of confidentiality do not apply to information which was previously known to Recipient, is rightfully received from a third party by Recipient, or becomes publicly known or available without breach of this Agreement by Recipient.

17.     LIMITATION OF LIABILITY.

        17.1 EXCEPT AS PROVIDED IN SECTION 13 ("SOURCE CODE ESCROW"), IN NO EVENT WILL LOGITECH OR IMMERSION BE LIABLE FOR LOST PROFITS, OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY

               THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF LOGITECH AND IMMERSION HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

        17.2   EXCEPT WITH RESPECT TO THE PARTIES' OBLIGATIONS SET FORTH IN
               SECTION 13 ("SOURCE CODE ESCROW") AND WITH RESPECT TO ANY QUARTERLY PAYMENTS DUE AND PAYABLE BY LOGITECH HEREUNDER, IN NO CASE WILL EITHER PARTY'S TOTAL CUMULATIVE LIABILITY OR OBLIGATIONS UNDER THE TERMS OF OR ARISING OUT OF THIS AGREEMENT EXCEED ONE MILLION U.S. DOLLARS ($1,000,000).

18.     GENERAL PROVISIONS

        18.1 ENTIRE AGREEMENT. This Agreement and its exhibits, together with the Intellectual Property License Agreement, constitutes the complete agreement of the parties and supersedes any other agreements, written or oral (including all correspondence, emails, such as but not limited to the letter regarding Phase 0 dated February 20, 1998 concerning the subject matter hereof and such materials do not have any effect upon the rights and obligations of the Parties under this Agreement. This Agreement and the Intellectual Property License Agreement in no way supersede or affect the Intellectual Property License Agreement between Immersion and Logitech dated April 2, 1997 and/or the Technology Product Development Agreement between Immersion and Logitech dated April 2, 1997.

        18.2 SUCCESSION AND ASSIGNMENT. Either party may assign this Agreement provided that the other party has consented in writing to the assignment or delegation and provided, further, that the rights and obligations of the parties may be assigned to a corporate successor in interest in the case of a merger or acquisition or in the case of a sale of assets without the prior approval of the other party. Any attempt to assign this Agreement in violation of the provisions of this Section 18.2 ("Succession and Assignment") shall be void.

        18.3 NOTICES. Notices required under this Agreement shall be addressed as follows, except as otherwise revised by written notice:

               TO IMMERSION:                       TO LOGITECH:
               Louis B. Rosenberg, Ph.D.           General Counsel
               President                           Logitech, Inc.
               Immersion Corporation               6505 Kaiser Drive
               2158 Paragon Drive                  Fremont, CA 94555-3615
               San Jose, CA 95131

        18.4 GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the substantive laws of the State of California, without the application of any principle that leads to the application of the laws of any other jurisdiction.

        18.5 NO AGENCY. Neither party is to be construed as the agent or to be acting as the agent of the other party hereunder in any respect.

        18.6 NO RECRUITMENT. During the term of this Agreement and for one (1) year after the termination or expiration of this Agreement, each Party agrees not to recruit any employee of the other Party.

        18.7 MULTIPLE COUNTERPARTS. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.

        18.8 NO WAIVER. No delay or omission by either Party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

        18.9 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        18.10 AMENDMENTS IN WRITING. Any amendment to this Agreement shall be in writing and signed by both parties hereto.

        18.11 INTERPRETATION. Since this Agreement was prepared by both parties hereto, it shall not be construed against any one party as the drafting party.

        18.12 DISPUTE RESOLUTION. Except in the case of a breach of an obligation related to a Party's intellectual property rights, in the event either Party concludes that it is in its best interest to file any legal action against the other, the Party shall contact the other Party's management and at least two (2) senior managers from each Party shall meet without legal counsel or interruption for a minimum amount of three (3) eight (8) hour periods and diligently attempt to resolve all disputed matters. If the Parties are unable to resolve their difference and either Party desires to file a legal action against the other, at least two (2) senior managers from each Party and their respective counsels shall meet for three (3) eight (8) hour periods and diligently attempt to resolve all disputed matters. Either Party may request that an independent third party, bound to mutually agreed upon legations of confidentially, attend such meeting in order to assist the Parties in reaching a reasonable resolution. All oral and written information exchanged in these meetings shall be exchanged in an effort to settle all disputed matters. If either Party still desires to file a legal action against the other after these prescribed meetings such Party may file a legal action against the other Party as allowed by applicable law in Santa Clara County state court or in the Federal Circuit. The Parties agree that if a Party does not attend all of the prescribed meetings it waives its rights to any monetary damages in the legal action(s) it files.

        18.13 SURVIVAL. Sections 6.1 ("Funding"), 6.1.1 ("FEELit Mouse Product Funding"), 10 ("Ownership of Technology"), 12.3 ("Effect of Termination"), 12.4 ("Third Party Acquisition of Immersion"), 13 ("Source Code Escrow"), 14 ("Logitech Warranty"), 15 ("Trademark Infringement Indemnification by Immersion"), 16 ("Confidentiality"), 17 ("Limitation of Liability") and 18 ("General Provisions") will continue after the expiration or termination of this Agreement.

        18.14 FORCE MAJEURE. With the exception of the obligation to pay monies due and owing, each Party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other Party or an act of God, war, civil disturbance, court order, governmental action, laws, orders, regulations, directions or requests, or as a result of events such as acts of public enemies, earthquakes, fires, floods, strikes or other labor disturbances of the other Party or any third party, or other cause beyond its reasonable control and which it could not have prevented by reasonable precautions, and such nonperformance shall not be a default hereunder or a ground for termination hereof.

        IN WITNESS WHEREOF, the authorized representatives of the parties hereto have signed this Agreement as of the date and year last set forth below.

LOGITECH:                                   IMMERSION:

LOGITECH, INC.                              IMMERSION CORPORATION

By:    /s/ W. H. Hausen                      By:   /s/ Louis Rosenberg
   --------------------------                   --------------------------------
Name:  W. H. Hausen                         Name: Louis Rosenberg
     ------------------------                    -------------------------------

Title: SVP/GM                              Title: President
      -----------------------                    -------------------------------

Date:  4/13/98                              Date: April 13, 1998
     ------------------------                    -------------------------------

                                    EXHIBIT A
                                  SPECIFICATION

        Immersion shall develop a Mouse Product to conform to the following basic specifications: The Mouse Product shall be a two degree of freedom mouse controller with active force feedback functionality along each of the two displacement axes. The Mouse Product will be fixed by a linkage to a mouse pad that houses the actuators and sensors. The Mouse Product will allow both absolute position data and relative position data to be reported to the host computer. The Mouse Product must be compatible with Intel based personal computers (or equivalent) running Microsoft Windows 98 and NT operating systems. It must connect to the PC through a universal Serial Bus ("USB") interface using the USB communication protocol for "HID" and/or "PID" class devices (or HID equivalent). In addition to receiving position data and button press data from the Mouse Product across the USB, the host computer will command force sensations on the Mouse Product by sending a high level force command with command parameters across the USB. The completed work must include host drivers, firmware and electromechanical hardware that work together to allow cursor related force feedback sensations to be generated by a processor on-board the Mouse Product (for example, physical detent sensations when traversing a menu item). Said sensations must be appropriately coordinated with events running in host software applications. The programming of coordination between force sensations and software events will be achieved using a high-level Application Programming Interface ("API") that allows software developers to command force feedback sensations from their applications. For gaming applications, the Windows API will use the "DirectX" force feedback implementation as its core and the Mouse Product must have compatible firmware that locally produces all key features supported by the then current DirectX 6.0 (Direct-Input) specification. For non-gaming applications, API will also enable advanced features not necessarily specified by DirectX as included in the current FEELit API specification. The device must be able to provide mouse functionality (no force feedback) when powered by USB only, in low power mode (4.4V, 100 mA) to comply with the USB Specification at power up.

        Requirement Overview: The Mouse Product must be a high quality, premium cursor control peripheral capable of providing accurate positioning data and producing realistic force feedback sensations. The product must consist of the following subsystems:

        Mouse Handle: Logitech to provide the design. A deadman switch is not currently provided from Immersion but may be included by Logitech if it proves necessary.

        Base Enclosure/Support: Immersion to provide the basic mouse pad housing concept and recommendations. Logitech to provide the industrial design. Logitech to do detailed design with input from Immersion. The support must carry the mouse loads, both user loads and force feedback loads, without introducing excessive friction or binding. The support must include a hard stop around the peripheral of the mouse workspace. Range of motion provided for the Mouse Product is specified at the end of this section.

        Transmission: Immersion to provide a parallel linkage design. The transmission will be a five-bar linkage structure that conveys mechanical power from actuators to the Mouse Handle.

        Actuator: Immersion to provide the full design of custom flat actuators (voice coils) optimized for the Mouse Product embodiment. Logitech will produce the actuator coils but Immersion will supply the Magnet Assembly as a separate component governed by a separate Component Supply Agreement.

        Spring Centering: Physical springs are not needed for this product. All spring centering for gaming applications will be simulated by the local processor.

        Power Electronics: Immersion must provide the initial design. There will be an external power source (brick) in the initial product. [****] Product will draw non-force feedback power from USB.

        Microprocessor and Interface Electronics: Immersion must provide the board design for controller electronics, to be industrialised by Logitech. Immersion will supply the FEELit Chip processor under a separate OEM agreement, said processor including firmware to create local force feedback sensations. Design will be USB high speed compatible. It is currently estimated that the COG for the die-shrink version of the FEELit Chip in production volumes (100,000 units per year) will be [****] or less.

        Sensors: Immersion provides recommendation and design implementation for sensors that monitor the motion of the mouse and report such data back to the host across USB via the microprocessor. It is currently estimated that the COG for the sensing electronics will be less than [****].

        Sensitivity: Mouse to support basic mouse ballistic scaling algorithms wherein mouse position sensitivity is varied with velocity of mouse movement. [****].

        Embedded Software: Immersion must provide the HEX code. The embedded software will be Direct-X and FEELit compatible and USB enabled. Logitech will not have access to any parts of the source code (including but not limited to the force feedback core) except as provided in
        Section 2.2.1 ("Firmware Source Code"). [****] After the final firmware is delivered, Immersion will provide access to several sections of the firmware including those related to [****]

        Host Software: Immersion will provide drivers that manage force feedback of the device in Windows 98 and NT. The driver will support the DirectInput API and the FeelIt API. A custom interface may be needed to communicate with existing Logitech MouseWare drivers. This custom interface would be developed between Logitech and Immersion. The general breakdown of the software should be such that Immersion manages the Force Feedback components, and Logitech's MouseWare manages the button programmability, wheel support, port management, and sensor and button reporting for cursor movement control as well as gaming movement control through DirectX.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        Switches and Buttons: The product will support three standard moue buttons plus [****], all processed by the FEELit Chip if possible.

        Compliance: The Immersion/Logitech design must comply with 761325-0000 Rev A Logitech EMI standard. Exceptions to this standard must be duly approved by Logitech. GOI-740329-00 Rev B is the current generic reference for reliability. Applicable standards are the following:

               Drop: 90 cm

               Light immunity: 100 kLux

               Environmental: -40.. +70C (non Operating, 53 Hours cycle)
                              0C (operating, 8 hours)
                              +40C (operating, 90% RH, 8 hours)
                              +40C (operating, 10% RH, 8 hours)

               Vibration: refer to GOI-740329-00

               Shock: refer to GOI-740329-00

        Product Details: The product must perform as follows:

               Range of Motion: No less than [****]

               Force Output: A minimum of [****] grams (peak)

               Dimensions: The size shall be minimized within the constraints of packaging.

               Power Consumption: No more than [****] watts peak.

               Tracking: Allows [****].

        Target Cost: Logitech desires a product with a suggested retail price of $99 assuming China based labor costs, approximately [****] Logitech margin, and approximately [****] in nine-level costs. While many of the component costs, labor costs, and other factors that affect Logitech's ability to hit any given price target are not related to Immersion's obligations under this contract, there are currently unknown component costs that do depend upon Immersion's design. These unknown component costs are the cost of goods for the sensor electronics and actuator subsystem. At the present time, the preliminary sensor electronics component costs are estimated at [****] and the preliminary actuator component costs are estimated at [****]. Based upon the current specification, Immersion has informed Logitech that it expects that [****] to [****] can be cut from the combined component costs of the sensor electronics and actuator subsystem. Note: all costs are based upon the production volume target of 100,000 units per year.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B
                               MILESTONE SCHEDULE

PAYMENT MILESTONES                                                     AMOUNT       APPROX DATE
------------------                                                     ------       -----------
DESIGN STAGE                                                                          (Q2)
Actuator design has been approved
PAO PWA transferred to Logitech, and
  approved by Logitech

                                                           TOTAL        75k          AUG 98

EVT PREPARATION                                                                       (Q3)
Actuator ready for qualification
EVT actuators available in TWN
FW available for EVT

                                                           TOTAL        75k        NOV-DEC 98

EVT EXIT - DVT ENTRY                                                                  (Q4)
EVT completed successfully
DVT actuators available in TWN
FWQA1 completed

                                                           TOTAL        75k          MAR 99

DVT EXIT - PVT ENTRY                                                                  (Q1)
DVT completed successfully
PVT actuators available in TWN
FWQA2 completed successfully

                                                           TOTAL        40k        APR-MAY 99

PVT EXIT                                                                              (Q2)
PVT completed successfully
MP started

                                                           TOTAL        20k          JULY 99

SW ACTIVITIES:
To be planned according to SW milestones ...> Jim McCarthy              85k

                                    EXHIBIT C

                                Change Order Form

Date:

Change Control Form No.:

Description of Change:

Reason for Change:

Man Hours:

Impact on Schedule:

Affect on Cost:

Accepted by Logitech:                       Accepted by Immersion:

LOGITECH, INC.                                 IMMERSION CORPORATION

By:                                        By:
   ------------------------------             ----------------------------------
Name:                                      Name:
     ----------------------------               --------------------------------

Title:                                     Title:
      ---------------------------                -------------------------------

Date:                                      Date:
     ----------------------------               --------------------------------

                                    EXHIBIT D

                           Software License Agreement

SOFTWARE LICENSE AGREEMENT. LOGITECH IS WILLING TO LICENSE THE ENCLOSED SOFTWARE TO YOU ONLY ON THE CONDITION THAT YOU ACCEPT ALL OF THE TERMS CONTAINED IN THIS LICENSE AGREEMENT. This is a legal agreement between (either an individual end-user or an entity) and Logitech. By opening the software package, you are agreeing to be bound by the terms and conditions of the Agreement. If you do not agree to the terms of this Agreement, promptly return the software package and other items that are part of this product in their original package with your payment receipt to your point of purchase for a full refund.

GRANT OF LICENSE. Logitech and its suppliers grant you a nonexclusive license to use one copy of the enclosed software program ("Software") on one computer only with the Logitech product you have purchased. No other rights are granted. The Software is in use if it is loaded on the computer's permanent or temporary memory. For backup purposes only, you may make one copy of the Software. You must include on the backup copy all copyright and other notices included on the Software as supplied by Logitech. Installation on a network server for the sole purpose of your internal distribution of the Software is permitted only if you have purchased an individual Software package for each networked computer to which the Software is distributed.

RESTRICTIONS. Logitech and its suppliers retain ownership of the Software. You shall not decompile, disassemble, reverse-engineer, or modify the Software in any way. You may not transmit the Software over a network (except as expressly permitted by above), by telephone, or electronically using any means. You may not transfer the software except upon a permanent transfer of the enclosed Logitech product provided that all software updates are included in the transfer, you do not retain a copy of the Software, and the transferee agrees to be bound by the terms and conditions in the license. Upon any violation of the provisions of this Agreement, rights to use the Software shall automatically terminate and the Software must be returned to Logitech or all copies of the Software destroyed.

                                    EXHIBIT E

                   Immersion Packaging Labeling Specification

Logitech must place or have placed the following notice or other similar mark, at Immersion's request, on the underside (exterior) of those products which incorporate Licensed Technology as well as on the packaging and manuals for such products:

      "FEELit(TM)  Force Feedback Technology Licensed from Immersion
Corporation".

Logitech must also place or have placed the following FEELit Mouse logo (or future derivative of the mark as reasonably approved by Logitech) at Immersion's request, prominently on retail packaging and manuals such that the logo is clearly legible and occupies a rectangular area of no less than 0.70 inches by
0.825 inches. The mark must be displayed on at least two surfaces of the retail packaging, including the front surface and specifically not including the bottom surface.

             [LOGO]                      [DIAGRAM]